EXHIBIT 4.1


ICE                       Frank A. Ciccotto Jr.      100 William Street
ICE Data Services         President & Global Head    New York, NY  10038
Securities Evaluation     Securities Evaluations     Tel. 212-438-4417
                                                     Frank.Ciccottojr@theice.com


                                  June 6, 2018


Invesco Capital Markets, Inc.
11 Greenway Plaza
Houston, Texas 77046-1173

The Bank of New York Mellon
2 Hanson Place, 12th Floor
Brooklyn, New York 11217
Unit Investment Trust Dept.

                 Re:      Invesco Unit Trusts, Municipal Series 1315
                          Quality Municipal Income Trust, 20+ Year Series 199
                          ---------------------------------------------------

Gentlemen:

   We have examined Registration Statement File No. 333-215711 for the above mentioned trust. We hereby acknowledge that ICE Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to ICE Securities Evaluations, Inc. as evaluator.

   In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

   You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                      Sincerely,

                                                           /s/ FRANK A. CICCOTTO
                                                           ---------------------

                                                               Frank A. Ciccotto
                                                        President & Global Head,
                                                          Securities Evaluations